www.genpt.com

News Release

May 1, 2024

FOR IMMEDIATE RELEASE

Genuine Parts Company Announces Acquisition of Largest NAPA Independent Store Owner in the U.S.

Advances Strategic Initiative to Own More Stores in Priority Markets

ATLANTA – Genuine Parts Company (NYSE: GPC), a leading global distributor of automotive and industrial replacement parts, announced today an acquisition for its U.S. Automotive business. Effective April 30, 2024, the company acquired Motor Parts & Equipment Corporation (MPEC).

MPEC, founded in 1938, is based in Rockford, Illinois. It is the largest independent owner of NAPA Auto Parts stores in the U.S., operating 181 locations across Illinois, Indiana, Iowa, Michigan, Minnesota and Wisconsin.

"We are pleased to announce the completion of this strategic acquisition, which aligns with our initiative to own more NAPA stores in priority markets," said Will Stengel, President & CEO-elect of GPC. "We appreciate our long-standing partnership with MPEC’s Executive Chairman, Joseph Hansberry, and welcome our new MPEC teammates to GPC and NAPA. We are excited to work together to deliver solutions and value to our customers.”

About Genuine Parts Company

Established in 1928, Genuine Parts Company is a leading global service organization specializing in the distribution of automotive and industrial replacement parts. Our Automotive Parts Group operates across the U.S., Canada, Mexico, Australasia, France, the U.K., Ireland, Germany, Poland, the Netherlands, Belgium, Spain and Portugal, while our Industrial Parts Group serves customers in the U.S., Canada, Mexico and Australasia. We keep the world moving with a vast network of over 10,700 locations spanning 17 countries supported by more than 60,000 teammates. Learn more at genpt.com.

Contacts

Investor Contact:	Media Contact:
Timothy Walsh (678) 934-5349	Heather Ross (678) 934-5220
Senior Director- Investor Relations	Vice President - Strategic Communications

Source: Genuine Parts Company